ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
NEW GENERATION BIOFUELS HOLDINGS, INC.

1. The name of the corporation is New Generation Biofuels Holdings, Inc. (the “Corporation”).

2. The Board of Directors of the Corporation duly adopted these Articles of Amendment on March 26, 2008. These Articles of Amendment have been adopted without shareholder action pursuant to 607.0602 of the Florida Business Corporation Act (the “FBCA”).

3. Pursuant to the authority granted to the Board of Directors of the Corporation, the Corporation hereby amends its Amended and Restated Articles of Incorporation to add a class of Series B Cumulative Convertible Preferred Stock with such designations, relative rights, preferences and limitations as are specified herein:

Section A. Designation. Of the 10,000,000 shares of the Corporation’s Preferred Stock, a total of 250,000 shares shall be designated as Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). Each share shall have a stated value equal to $100.00 plus the amount of all dividends accrued thereon or additions to Stated Value in accordance with Section B (the “Stated Value”)

Section B. Dividends.

1. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the Florida Business Corporation Act, the Corporation will pay preferential dividends to the holders of the Series B Preferred Stock as provided in this Section B. Except as otherwise provided herein, dividends on each share of Series B Preferred Stock (a “Share”) will accrue from the Date of Issuance on a semiannual basis at a rate of 8.0% per annum of the Stated Value of such Share to and including the date on which the Liquidation Value (plus all accrued dividends not previously paid or added to the Stated Value) of such Share is paid in full or the date on which such share is converted into shares of Conversion Stock. Dividends shall accrue and be cumulative, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall be paid, at the Corporation’s option, in cash, in additional shares of Series B Preferred Stock having a Stated Value (determined two business days prior to the Dividend Reference Date corresponding to such dividend payment) equal to the amount of such dividend or in shares of the Conversion Stock having an aggregate Market Price (determined as of the Dividend Reference Date corresponding to such dividend payment) equal to the amount of such dividend; provided, however, that if the Registration Condition is not met on such Dividend Reference Date, then such dividend may not be paid in shares of the Conversion Stock. If such dividends are not declared and paid on the applicable Dividend Reference Date, or if the Corporation is restricted from making such declaration or payment by the terms of its organizational documents, any law or regulation, any requirement of the Trading Market or any loan agreement or other contract, as reasonably determined by the Board of Directors of the Corporation, any amounts of such dividends that are accrued and payable but unpaid as of such Dividend Reference Date shall be accumulated and added to the Stated Value of the Shares.

If the Board of Directors declares and the Corporation pays dividends (whether payable in cash, property or securities) on the Common Stock, the holders of Series B Preferred Stock shall be entitled to share ratably with the holders of the Common Stock and with any other holders of capital stock of the Corporation entitled to share in the same, on a pari passu basis, in any such dividends (with the dividend to the holders of the Series B Preferred Stock being an amount that would have been payable had each such share been converted to Common Stock immediately prior to the record date for determining shareholders eligible for the dividend (such assumed conversion being referred to herein as being “on an as-converted basis”)). At the option of the Corporation, in lieu of declaring and paying such dividends on the Series B Preferred Stock the amount of such dividends shall be accumulated and added to the Stated Value of the Shares.

2. Dividend Reference Dates. The accrued dividends will be payable on September 30 and March 31 of each year commencing on September 30, 2008 (the “Dividend Reference Dates”) to the holders of record of the Series B Preferred Stock at the close of business on the 15th day of the month immediately preceding the next Dividend Reference Date.

3. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation elects to pay dividends payable to the holders of Series B Preferred Stock, and pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment will be distributed ratably among the holders of the Series B Preferred Stock and holders of all Parity Securities based upon the aggregate accrued but unpaid dividends on the Shares of Series B Preferred Stock and all Parity Securities held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall be added to the Stated Value of the Shares.

Section C. Liquidation. Upon any Liquidation of the Corporation, the holders of the Series B Preferred Stock will be entitled to be paid, after all required preferential distributions and payments have been made or set apart for payment upon all Senior Securities, before any distribution or payment is made or set apart for payment upon any of the Junior Securities, and ratably with the distributions or payments to be made or set apart for payment upon all Parity Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued dividends not previously paid or added to the Stated Value) of all such Series B Preferred Stock outstanding.  If upon any such Liquidation of the Corporation, the Corporation’s assets to be distributed among the holders of the Series B Preferred Stock and Parity Securities are insufficient to permit payment to such holders of the aggregate preferential amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the aggregate Liquidation Value (plus all accrued dividends not previously paid or added to the Stated Value) of the Series B Preferred Stock and Parity Securities held by each such holder. The Corporation will mail written notice of such Liquidation not less than 10 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

Section D. No Redemption. The Series B Preferred Stock shall not be redeemable. Any Shares which are otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

Section E. Priority on Dividends and Redemptions. The Series B Preferred Stock shall rank junior to all Senior Securities (including the Series A Preferred Stock, so long as it remains outstanding), pari passu with all Parity Securities and senior to all Junior Securities (including the Common Stock).

Section F. Voting Rights. The holders of the Series B Preferred Stock shall be entitled to notice of all shareholders’ meetings in accordance with the Corporation’s bylaws, and shall be entitled to vote on all matters submitted to the shareholders for a vote, together with the holders of the Common Stock and all other classes and series of capital stock of the Corporation entitled to vote together with the Common Stock, voting together as a single class, with each Share of Series B Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section G. Conversion.

1. Conversion Procedure.

(a) (i) Automatic Conversion. Upon the third anniversary of the First Date of Issuance (“Automatic Conversion Date”), each Share shall automatically, and without any action on the part of the holder of such Share, convert into a number of shares of Conversion Stock computed by dividing such Share’s Stated Value (plus all accrued dividends not previously paid or added to the Stated Value to the date of such conversion) by the Conversion Price then in effect.

(ii) Optional Conversion. At any time and from time to time prior to the Automatic Conversion Date or such other time following which the Series B Preferred Stock ceases to be outstanding (including the payment in full of the Liquidation Value in respect of a holder’s Shares of the Series B Preferred Stock), any holder of Series B Preferred Stock may convert all or a portion of such Shares (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by such Shares’ Stated Value (plus all accrued dividends not previously paid or added to the Stated Value to the date of such conversion) and dividing the result by the Conversion Price then in effect.

(b) Effective Time of Conversion. Except as otherwise provided herein, each conversion of Series B Preferred Stock shall be deemed to have been effected as of the close of business on the Automatic Conversion Date in the case of an Automatic Conversion or, in all other cases, on the date that the certificate or certificates representing the Series B Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby. Notwithstanding any other provision hereof, if a conversion of Series B Preferred Stock is to be made in connection with a Liquidation or other transaction affecting the Corporation, the conversion of any Shares of Series B Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(d) Certificates. As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (i) below), the Corporation shall deliver to the converting holder:

(i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(ii) a certificate representing any Shares of Series B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.

(e) Fractional Shares. If any fractional share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount in cash to the holder thereof equal to the Market Price of such fractional share as of the date of conversion or, if the Corporation is restricted from making such payment by the terms of its organizational documents, any law or regulation, any requirement of the Trading Market or any loan agreement or other contract, as reasonably determined by the Board of Directors of the Corporation, the Corporation may round such fractional share up or down, as the case may be, to the nearest whole share.

(f) Issuance of Conversion Stock. Upon conversion of each Share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than those imposed by the holder of such Share and restrictions arising under applicable securities laws. The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation). All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or the Trading Market upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(h)  Reservation of Shares of Conversion Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series B Preferred Stock. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

2. Conversion Price. The initial “Conversion Price” shall be $4.25 per share. The Conversion Price shall be subject to adjustment from time to time pursuant to Section F.3 below.

3. Adjustments to Conversion Price

(a) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(b) Issuances below Conversion Price. If, at any time prior to the first to occur of (i) the first anniversary of the Registration Date or (ii) 18 months after the First Date of Issuance, the Corporation issues any Additional Shares of Common Stock with a Purchase Price less than the Conversion Price, or Additional Convertible Securities with a Conversion Securities Price less than the Conversion Price, on the date of and immediately prior to such issuance, then the Conversion Price shall be reduced, concurrently with the issuance of such Common Stock or Additional Convertible Securities, to the Purchase Price at which such Common Stock has been issued or the Conversion Securities Price of such Additional Convertible Securities when issued, as the case may be; provided, however, that the Conversion Price shall not be reduced below $3.00 per share based on the anti-dilution adjustments contained in this Section 3(b), whether a single adjustment or multiple adjustments. This provision shall not apply to Additional Shares of Common Stock or Additional Convertible Securities issued or issuable for Shares Acquired from Affiliate/Partner.

4. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to ensure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock immediately prior to such Organic Change.

In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to ensure that the provisions of this Section F and Section G hereof shall thereafter be applicable to the Series B Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5. Notices.

(a) Promptly after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Corporation shall give written notice to all holders of Series B Preferred Stock at least 20 calendar days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(c) The Corporation shall also give written notice to the holders of Series B Preferred Stock at least 20 calendar days prior to the date on which any Organic Change shall take place.

Section H. Registration of Transfer. The Corporation will keep at its principal office a register of the Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Stock represented by the surrendered certificate.

Section I. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section J. Definitions. Certain capitalized terms used herein shall have the respective meanings set forth below:

“Additional Convertible Securities” shall mean evidence of indebtedness, preferred stock or other securities directly or indirectly convertible into or exchangeable for Common Stock, but not including warrants or options or other rights to purchase Common Stock, which Additional Convertible Securities are issued by the Corporation in a Financing Transaction, which for the avoidance of doubt shall not include Additional Convertible Securities issued or issuable as Employee Awards.

“Additional Shares of Common Stock” shall mean shares of Common Stock issued by the Corporation in a Financing Transaction, which for the avoidance of doubt shall not include shares of Common Stock issued or issuable:

(A) by reason of a dividend, stock split or other distribution;

(B) as Employee Awards;

(C) upon exercise of options or warrants or other rights to purchase Common Stock or upon conversion of Additional Convertible Securities;

(D) to holders of shares of any class of preferred stock as a result of the application of anti-dilution provisions applicable to such shares;

(E) as a penalty for failure to effect registration or similar action.

“Common Stock” means all shares of the Corporation’s Common Stock, par value $.001 per share.

“Conversion Securities Price” shall mean, for any Additional Convertible Securities, the price per share for which Common Stock is issuable upon conversion or exchange of such Additional Convertible Securities, determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Additional Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Additional Convertible Securities (and in the case where more than one security is issued for a specified aggregate consideration, the consideration allocable to the Additional Convertible Securities shall be reasonably determined by the Board of Directors of the Corporation).

“Conversion Stock” means shares of the Common Stock that are issued to the Holders as dividends under Section B or upon conversion under Section F; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Conversion Stock Registration Statement” means one or more registration statements that meet the requirements of the Registration Rights Agreement and registers the resale of shares of all of the shares of Conversion Stock issuable upon conversion of the Series B Preferred Stock.

“Date of Issuance” of any Share means the date on which the Corporation issues such Share to its original holder.

“Employee Awards” shall mean the grant of shares of Common Stock or Additional Convertible Securities (either restricted or unrestricted), options to subscribe for, purchase or otherwise acquire Common Stock or Additional Convertible Securities, or other equity or equity-like rights granted or issued by the Corporation to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to a plan or other arrangement adopted by the Board of Directors of the Corporation, contemplating (in the case of grants with an exercise price) that such grants generally would be made with exercise prices at least equal to fair market value as determined by the Board of Directors of the Corporation or the compensation or other committee thereof.

“Financing Transaction” shall mean a transaction commenced after the First Date of Issuance which provides financing to the Corporation in the amount of $1,000,000 or more in cash, excluding transactions in which (i) the only investors have, or following such transaction will have, substantive business relationships with the Corporation other than the ownership of securities of the Corporation or its subsidiaries, and (ii) the consideration received by the Corporation does not consist solely of cash. For the avoidance of doubt, transactions such as joint ventures, arrangements with customers or suppliers, acquisitions of property, loan transactions with commercial lenders and the like where raising financing is not the primary purpose of the transaction (as evidenced by a reasonable determination of the Board of Directors of the Corporation) shall not be considered Financing Transactions.

“First Date of Issuance” means the first date on which any Shares of Series B Preferred Stock are outstanding and held by any holder other than the Corporation or a Subsidiary thereof.

“Junior Securities” means the Common Stock and any other class or series of the Corporation’s preferred stock that ranks junior to the Series B Preferred Stock with respect to payment of dividends and payment upon liquidation, dissolution or winding up of the Corporation.

“Liquidation” means:

(i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation’s shareholders immediately prior to such transaction not holding (by virtue of such shares of securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity;

(ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation’s sale) at least 50% of the voting power of the purchasing entity; or

(iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Liquidation Value” of any Share will be equal to such Share’s Stated Value as of the date of consummation of a Liquidation.

“Market Price” of any security means the average of the closing prices of such security’s sales on the primary Trading Market (based upon volume) on which such security is at the time traded, or, if there has been no sales on such Trading market on any day, the average of the highest bid and lowest asked prices on such Trading Market reported at the end of such day, in each such case averaged over the 20 consecutive trading days ending one trading day prior to the day as of which “Market Price” is being determined. If at any time such security is not listed on any Trading Market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the shares of Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of shares of the Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Offering Price” shall mean (i) initially, $4.25 per share, and (ii) in the event that the Corporation issues shares of Common Stock in a Financing Transaction at a purchase price that results in an adjustment under Section 3(b), the purchase price of such subsequently-issued shares of Common Stock.

“Parity Securities” means any other class or series of the Corporation’s preferred stock that ranks pari passu to the Series B Preferred Stock with respect to dividends, liquidation, dissolution or winding up of the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Price” shall mean, for shares of Common Stock, the price per share for which Common Stock is issued in a Financing Transaction, determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for such shares of Common Stock, by (ii) the number of shares of Common Stock issued in such transaction (and in the case where more than one security is issued for a specified aggregate consideration, the consideration allocable to the shares of Common Stock shall be reasonably determined by the Board of Directors of the Corporation).

“Registration Condition” shall mean (i) there is an effective Conversion Stock Registration Statement pursuant to which a holder of Shares is permitted to utilize the prospectus thereunder to resell all of the shares of Conversion Stock issuable upon conversion of the Series B Preferred Stock (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) and (ii) the Common Stock is trading on a Trading Market and all of the shares of Conversion Stock issuable upon conversion of the Series B Preferred Stock are listed for trading on a Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future).

“Registration Date” shall mean the first date on which the Conversion Stock Registration Statement is declared effective by the Securities and Exchange Commission under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement, to which the Corporation and the original holder(s) of Shares are or were parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Senior Securities” means the Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and any other class or series of the Corporation’s preferred stock which by its terms ranks senior to the Series B Preferred Stock with respect to payment of dividends and payment upon liquidation, dissolution or winding up of the Corporation.

“Shares Acquired from Affiliate/Partner” means (i)  shares which were acquired from any affiliate of the Corporation (which for this purpose shall include any holder of 10% or more of the Common Stock or other voting stock of the Corporation) or any strategic partner of the Corporation, or (ii) an equivalent number of shares of Common Stock issued or reserved for issuance where either all or part of the proceeds of such shares are used to acquire shares from any affiliate or any strategic partner of the Corporation or an equivalent number of treasury shares acquired from any affiliate or any strategic partner of the Corporation are retired substantially concurrently with or as an offset to such issuance or reservation of Common Stock.

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the Board of Directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: any Nasdaq Market, the American Stock Exchange, the New York Stock Exchange, or the OTC Bulletin Board.

“Trading Day” means any day which the primary Trading Market upon which a security in question is traded is open for trading.

Section K. Protective Provisions. The Corporation shall not, without the vote or written consent of not less than a majority of the outstanding shares of Series B Preferred Stock voting as a separate class:

(a) alter or change the rights, preferences or privileges of the Series B Preferred Stock (or any other class or series of preferred stock of the Corporation) in any manner adversely affecting the rights of the Series B Preferred Stock (other than any amendment which may be made to conform one or more terms of the Series A Preferred Stock to those to the Series B Preferred Stock);

(b) create or issue any new Senior Securities or any other class or series of equity securities of the Corporation having a preference senior to the Series B Preferred Stock with respect to redemption or voting rights;

(c) except as otherwise permitted herein, pay or declare any dividend on or other distribution with respect to any Junior Securities (except dividends payable solely in the securities in respect of which such dividends are paid or in shares of Common Stock); or

(d) except as expressly set forth herein, apply any of the Corporation’s assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Securities (other than Common Stock from employees, officers or directors of the Corporation or its subsidiaries upon termination of employment pursuant to the terms of agreements approved by the Corporation’s board of directors or Common Stock from any affiliate of the Corporation (which for this purpose shall include any holder of 10% or more of the Common Stock or other voting stock of the Corporation) or any strategic partner of the Corporation).

Section L. Notices. Except as otherwise expressly provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Amendment to the Amended and Restated Articles of Incorporation as of March 31, 2008.

By:	/s/ David A. Gillespie
David A. Gillespie
President and Chief Executive Officer